Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
Kyle Bland Navigant Investor Relations 312.573.5624 kyle.bland@navigant.com	Belia Ortega Navigant Corporate Communications 312.583.2640 belia.ortega@navigant.com

NAVIGANT REPORTS FOURTH QUARTER AND FULL YEAR 2017 FINANCIAL RESULTS; PROVIDES 2018 OUTLOOK

CHICAGO, Feb. 20, 2018 – Navigant (NYSE: NCI) today announced financial results for the quarter and full year ended Dec. 31, 2017.

Fourth quarter 2017 financial summary:

•	Revenues and revenues before reimbursements (RBR) of $255.4 million and $230.7 million, respectively, were both down 4% compared to fourth quarter 2016

•	Net income was $43.1 million, or $0.91 per share, compared to $13.5 million, or $0.28 per share, for fourth quarter 2016, reflecting a $29.7 million, or $0.63 per share, after-tax benefit from the 2017 Tax Cuts and Jobs Act (Tax Reform)

•	Adjusted Earnings per Share (EPS) of $0.29 decreased $0.01 compared to fourth quarter 2016

•	Repurchased $15.0 million of common stock compared to $6.3 million in the prior year period

Full year 2017 financial summary and 2018 Outlook:

•	Revenues and RBR of $1,032.3 million and $939.6 million, respectively, were comparable to full year 2016

•	Net income was up $16.9 million, or $0.36 per share, to $75.0 million, or $1.55 per share, reflecting the impact of Tax Reform

•	Adjusted EPS of $1.09 decreased $0.18 from the prior year

•	Repurchased $43.0 million of common stock in 2017, an increase of 72% compared to the prior year

•	Management provides full year 2018 financial outlook including RBR guidance of between $940 million and $975 million and Adjusted EPS range of between $1.26 and $1.44. The company also anticipates allocating a minimum $50 million toward share repurchases in 2018.

“While we are disappointed by our 2017 financial results, which reflect a myriad of demand-side factors that impacted performance in each of our segments, we have taken actions to improve our operating performance by managing our cost structure and repositioning certain services to better align with emerging client needs,” said Julie Howard, Chairman and CEO of Navigant. “We continue to make progress in executing our long-term strategy while working to pivot our resources to address the short-term challenges impacting our business. With this backdrop, we expect moderate top-line growth in 2018, but anticipate that margin expansion and the benefit of Tax Reform will meaningfully improve our profitability and free cash flow. We continue to believe in the long-term growth prospects of our business and remain steadfast in our commitment to deliver value to our clients and to our shareholders.”

CONSOLIDATED RESULTS

	Three months ended December 31,			Year ended December 31,
(Dollars in millions, excluding per share data)	2017	2016	Increase / (Decrease)	2017	2016	Increase / (Decrease)
Revenue	$255.4	$266.1	$(10.7)	$1,032.3	$1,034.5	$(2.2)
RBR	$230.7	$239.7	$(9.0)	$939.6	$938.7	$0.9
Net Income	$43.1	$13.5	$29.6	$75.0	$58.1	$16.9
Adjusted EBITDA (1)	$32.3	$34.8	$(2.5)	$125.8	$142.3	$(16.5)
Adjusted EPS (1)	$0.29	$0.30	($0.01)	$1.09	$1.27	($0.18)

(1)	See definition and reconciliation of non-GAAP measures elsewhere in this release.

Navigant reported fourth quarter 2017 revenues and RBR of $255.4 million and $230.7 million, respectively, down 4% compared to the fourth quarter 2016, reflecting lower revenue across each of our segments, including lower-than-anticipated results in our Healthcare segment. Adjusted EBITDA for the quarter was $32.3 million, down $2.5 million from the same prior year period as lower revenue was partially offset by lower incentive-based compensation and general and administrative expense.

Fourth quarter 2017 net income of $43.1 million was up $29.6 million compared to fourth quarter 2016, largely due to the $29.7 million net impact of Tax Reform. This was primarily driven by the re-valuation of our deferred tax obligations to reflect the lower corporate tax rate, as well as other provisional adjustments resulting from Tax Reform. Adjusted EPS was $0.29 for fourth quarter 2017, $0.01 lower than the prior year period.

Full year 2017 revenues and RBR of $1,032.3 million and $939.6 million, respectively, were both comparable to the prior year period. Results reflect the full year contribution from the Ecofys acquisition and growth in the Healthcare segment, primarily due to increased life science and managed services engagements. These contributions were offset by lower revenue from U.S. Federal Government engagements in the Energy segment, as well as decreased activity from regulatory uncertainty in the Financial Services Advisory and Compliance and Disputes, Forensics and Legal Technology segments. Full year 2017 Adjusted EBITDA was $125.8, down $16.5 million from full year 2016 driven by higher cost of service including absorbed costs from the Ecofys acquisition.

Full year 2017 net income of $75.0 million was up $16.9 million compared to full year 2016 as the impact of Tax Reform more than offset higher operating costs. Adjusted EPS was $1.09 for full year 2017, $0.18 lower than the prior year.

CASH FLOW

Fourth quarter 2017 net cash provided by operating activities was $70.7 million compared to $54.4 million for fourth quarter 2016, driven by higher income, net of deferred taxes and lower working capital in the fourth quarter 2017. Free Cash Flow increased to $24.6 million for fourth quarter 2017 compared to $7.9 million for the same period in 2016, due to higher operating cash flow as discussed above, and lower capital expenditures.

Full year 2017 net cash provided by operating activities was $104.2 million compared to $110.0 million for full year 2016, driven primarily by increased working capital requirements in the current year period. Free Cash Flow decreased to $65.7 million for full year 2017 compared to $78.8 million for the same period in 2016, due to lower operating cash flow as discussed above, and higher capital expenditures.

Days Sales Outstanding on Dec. 31, 2017 was 85 days, a 9-day improvement compared to Sept. 30, 2017, but was 4 days higher compared to Dec. 31, 2016. Bank debt outstanding on Dec. 31, 2017 was $132.9 million, down slightly compared to $135.0 million at year end 2016. Leverage (bank debt divided by trailing twelve month Adjusted EBITDA) was 1.06 times at Dec. 31, 2017.

Navigant continued executing its share repurchase program with an additional 838 thousand shares of common stock repurchased during the fourth quarter 2017 at an aggregate cost of $15.0 million and an average price of $17.89 per share. For the full year 2017, Navigant repurchased over 2.3 million shares of common stock at an aggregate cost of $43.0 million and an average price of $18.52 per share. As of Dec. 31, 2017, the company had $63.6 million remaining under its stock repurchase authorization which expires on Dec. 31, 2019.

FOURTH QUARTER 2017 SEGMENT RESULTS

	Three months ended December 31,
(Dollars in millions, numbers may not foot due to rounding)	2017	2016	Increase / (Decrease)
RBR
Healthcare	$89.7	$91.7	$(2.0)
Energy	30.7	31.3	(0.6)
Financial Services Advisory and Compliance	35.7	38.3	(2.6)
Disputes, Forensics and Legal Technology	74.6	78.4	(3.8)

Total Company	$230.7	$239.7	$(9.0)

Total Revenues
Healthcare	$98.2	$100.7	$(2.5)
Energy	37.0	37.4	(0.4)
Financial Services Advisory and Compliance	40.7	44.7	(4.0)
Disputes, Forensics and Legal Technology	79.4	83.3	(3.9)

Total Company	$255.4	$266.1	$(10.7)

Segment Operating Profit
Healthcare	$25.8	$30.1	$(4.3)
Energy	8.3	9.2	(0.9)
Financial Services Advisory and Compliance	13.9	14.8	(0.9)
Disputes, Forensics and Legal Technology	25.3	24.9	0.4

Total Company	$73.3	$79.0	$(5.7)

Segment Operating Margin (% of RBR)
Healthcare	28.8%	32.8%	-4.0%
Energy	27.0%	29.4%	-2.4%
Financial Services Advisory and Compliance	38.9%	38.6%	0.3%
Disputes, Forensics and Legal Technology	33.9%	31.8%	2.1%

Total Company	31.8%	33.0%	-1.2%

Healthcare segment RBR of $89.7 million decreased 2%, or 3% on an organic basis, for fourth quarter 2017 compared to the same prior year period. Unanticipated delays in the timing of certain engagements and the smaller scope of new project work impacted results. Segment operating profit of $25.8 million declined 15% in fourth quarter 2017 compared to the same period in 2016, primarily due to lower revenue and increased headcount in revenue cycle managed services.

Energy segment RBR for fourth quarter 2017 was in line with expectations, but decreased 2% to $30.7 million compared to fourth quarter 2016. RBR was up 4% sequentially versus third quarter 2017. Contributions from the November 2016 Ecofys acquisition helped offset continued depressed demand from U.S. Federal Government engagements. Segment operating profit was down slightly compared to fourth quarter 2016 due to lower revenue.

Financial Services Advisory and Compliance segment RBR for fourth quarter 2017 was $35.7 million, a 7% decrease compared to fourth quarter 2016. RBR was driven by short-term delays with certain engagements which more than offset improving demand from financial services clients for non-regulatory related engagements. Segment operating profit was down $0.9 million as lower revenue was mostly offset by lower personnel costs.

Disputes, Forensics and Legal Technology segment RBR for fourth quarter 2017 was in line with expectations, but decreased $3.8 million to $74.6 million compared to the prior year period. Reduced processing activities in the legal technology solutions business and lower mass tort claims volume were only partially offset by strong performance in the global construction disputes practice. Segment operating profit was up $0.4 million in fourth quarter 2017 compared to fourth quarter 2016, as lower revenue was more than offset by lower personnel costs.

2018 OUTLOOK

Management provides its full year 2018 financial outlook:

•	Total revenues estimated to be between $1.030 billion and $1.065 billion

•	RBR expected to range between $940 million and $975 million

•	Adjusted EBITDA expected to range between $125 million and $137 million

•	Adjusted EPS estimated to be between $1.26 and $1.44

•	Capital expenditures estimated to be approximately $25 million

•	Free Cash Flow expected to range between $75 million and $90 million

NON-GAAP FINANCIAL INFORMATION

This press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP) are included in the financial schedules attached to this press release. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP.

Navigant has provided guidance regarding Adjusted EBITDA and Adjusted Earnings Per Share, both of which exclude the impact of severance expense and other operating costs (benefit). Navigant is not able to accurately forecast the excluded items at the level of precision that would be required to be included in the most directly comparable GAAP financial measure without unreasonable efforts.

CONFERENCE CALL DETAILS

Navigant will host a conference call to discuss the company’s fourth quarter and full year 2017 results at 10 a.m. Eastern Time (9 a.m. Central Time) on Tuesday, Feb. 20, 2018. The conference call may be accessed via the Navigant website (investors.navigant.com) or by dialing 888.455.9733 (630.395.0358 for international callers) and referencing pass code “NCI.” An archived version of the webcast will also be available via the Navigant website. A report of financial and related supplemental information is also available via the Navigant website.

DEFINITIONS

•	Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per Share (EPS) Adjusted EBITDA is EBITDA – earnings from continuing operations before interest, taxes, depreciation, and amortization – excluding the impact of severance expense and other operating costs (benefit). Adjusted Net Income and Adjusted Earnings per Share exclude the net income and per share net income impact of severance expense, other operating costs (benefit), and the benefit recognized in the fourth quarter 2017 related to the 2017 Tax Cuts and Jobs Act. Severance expense and other operating costs (benefit) are not considered to be non-recurring, infrequent or unusual to our business. Management believes that these non-GAAP financial measures provide investors with enhanced comparability of Navigant’s results of operations across periods.

•	Free Cash Flow is calculated as net cash provided by (used in) operations excluding the change in asset, liabilities and allowance for doubtful accounts less cash payment for property, equipment and deferred acquisition liabilities. Free Cash Flow does not represent cash available for spending as it excludes certain contractual obligations such as debt repayment. However, management believes that Free Cash Flow provides investors with an indicator of cash available for on-going business operations and long-term value creation.

ABOUT NAVIGANT

Navigant Consulting, Inc. (NYSE: NCI) (“the Company”) is a specialized, global professional services firm that helps clients take control of their future. Navigant’s professionals apply deep industry knowledge, substantive technical expertise, and an enterprising approach to help clients build, manage, and/or protect their business interests. With a focus on markets and clients facing transformational change and significant regulatory or legal pressures, the firm primarily serves clients in the healthcare, energy, and financial services industries. Across a range of advisory, consulting, outsourcing, and technology/analytics services, Navigant’s practitioners bring sharp insight that pinpoints opportunities and delivers powerful results. More information about Navigant can be found at navigant.com.

Statements included in this press release which are not historical in nature are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by words such as “anticipate,” “believe,” “may,” “could,” “intend,” “estimate,” “expect,” “plan,” “outlook” and similar expressions. These statements are based upon management’s current expectations and speak only as of the date of this press release. The Company cautions readers that there may be events in the future that the Company is not able to accurately predict or control and the information contained in the forward-looking statements is inherently uncertain and subject to a number of risks that could cause actual results to differ materially from those contained in or implied by the forward-looking statements including, without limitation: the execution of the Company’s long-term growth objectives and margin improvement initiatives; risks inherent in international operations, including foreign currency fluctuations; ability to make acquisitions and divestitures; pace, timing and integration of acquisitions and separation of divestitures; operational risks associated with new or expanded service areas, including business process management services; impairments; changes in accounting standards or tax rates, laws or regulations; management of professional staff, including dependence on key personnel, recruiting, retention, attrition and the ability to successfully integrate new consultants into the Company’s practices; utilization rates; conflicts of interest; potential loss of clients or large engagements and the Company’s ability to attract new business; brand equity; competition; accurate pricing of engagements, particularly fixed fee and multi-year engagements; clients’ financial condition and their ability to make payments to the Company; risks inherent with litigation; higher risk client assignments; government contracting; professional liability; information security; the adequacy of our business, financial and information systems and technology;

maintenance of effective internal controls; potential legislative and regulatory changes; continued and sufficient access to capital; compliance with covenants in our credit agreement; interest rate risk; and market and general economic and political conditions. Further information on these and other potential factors that could affect the Company’s financial results are included under the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and elsewhere in the Company’s filings with the Securities and Exchange Commission (SEC), which are available on the SEC’s website or at investors.navigant.com. The Company cannot guarantee any future results, levels of activity, performance or achievement and undertakes no obligation to update any of its forward-looking statements.

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NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data(1))

(Unaudited)

	For the quarter ended December 31,		For the year ended December 31,
	2017	2016	2017	2016
Revenues:
Revenues before reimbursements	$230,685	$239,671	$939,639	$938,746
Reimbursements	24,683	26,430	92,688	95,734

Total revenues	255,368	266,101	1,032,327	1,034,480
Cost of services:
Cost of services before reimbursable expenses	159,216	163,968	654,586	631,935
Reimbursable expenses	24,683	26,430	92,688	95,734

Total cost of services	183,899	190,398	747,274	727,669
General and administrative expenses	39,532	42,490	166,922	168,954
Depreciation expense	6,785	7,197	28,826	27,742
Amortization expense	2,247	2,790	8,960	11,507
Other operating costs (benefit):
Contingent acquisition liability adjustments, net	—	—	2,213	1,330
Office consolidation, net	280	368	242	542
Deferred debt issuance costs write off	—	—	145	—
Other costs	—	—	1,620	—

Operating income	22,625	22,858	76,125	96,736
Interest expense	1,254	1,236	4,970	5,235
Interest income	(109)	(31)	(345)	(141)
Other expense (income), net	430	(635)	919	(1,769)

Income before income tax expense	21,050	22,288	70,581	93,411
Income tax (benefit) expense	(22,070)	8,784	(4,371)	35,313

Net income	$43,120	$13,504	$74,952	$58,098

Basic per share data
Net income	$0.94	$0.29	$1.61	$1.23
Shares used in computing basic per share data	45,708	47,026	46,593	47,343
Diluted per share data
Net income	$0.91	$0.28	$1.55	$1.19
Shares used in computing diluted per share data	47,223	48,618	48,226	48,813

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AND SELECTED DATA

(In thousands, except DSO data)

	December 31, 2017	December 31, 2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,449	$8,291
Accounts receivable, net	267,841	261,755
Prepaid expenses and other current assets	32,921	29,762

Total current assets	309,211	299,808
Non-current assets:
Property and equipment, net	89,169	82,953
Intangible assets, net	21,053	28,727
Goodwill	637,287	625,027
Other assets	23,544	18,282

Total assets	$1,080,264	$1,054,797

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,398	$11,871
Accrued liabilities	13,895	16,144
Accrued compensation-related costs	96,773	106,779
Income tax payable	4,720	1,564
Other current liabilities	38,895	38,616

Total current liabilities	166,681	174,974
Non-current liabilities:
Deferred income tax liabilities	61,131	77,737
Other non-current liabilities	32,174	32,579
Bank debt non-current	132,944	135,030

Total non-current liabilities	226,249	245,346

Total liabilities	392,930	420,320

Stockholders’ equity:
Common stock	58	57
Additional paid-in capital	659,825	644,519
Treasury stock	(224,366)	(181,361)
Retained earnings	270,995	196,468
Accumulated other comprehensive loss	(19,178)	(25,206)

Total stockholders’ equity	687,334	634,477

Total liabilities and stockholders’ equity	$1,080,264	$1,054,797

Selected Data (unaudited)
Days sales outstanding, net (DSO)	85	81

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the quarter ended		For the year ended
	December 31,		December 31,
	2017	2016	2017	2016
Cash flows from operating activities:
Net income	$43,120	$13,504	$74,952	$58,098
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	6,785	7,197	28,826	27,742
Amortization expense	2,247	2,790	8,960	11,507
Share-based compensation expense	2,623	3,626	13,037	13,071
Deferred income taxes	(23,517)	(2,779)	(16,463)	(2,154)
Allowance for doubtful accounts receivable	1,411	1,809	7,755	8,815
Contingent acquisition liability adjustments, net	—	—	2,213	1,330
Other, net	1,286	(1,244)	3,113	(159)
Changes in assets and liabilities (net of acquisitions):
Accounts receivable	28,160	13,945	(11,773)	(49,972)
Prepaid expenses and other assets	(5,677)	(1,126)	(6,712)	4,189
Accounts payable	152	671	1,058	1,630
Accrued liabilities	89	(210)	1,158	874
Accrued compensation-related costs	7,354	14,151	(10,589)	14,447
Income taxes payable	3,281	(11,167)	3,248	5,773
Other liabilities	3,402	13,229	5,452	14,836

Net cash provided by operating activities	70,716	54,396	104,235	110,027
Cash flows from investing activities:
Purchases of property and equipment	(7,921)	(15,201)	(38,650)	(28,665)
Acquisitions of businesses, net of cash acquired	(5,000)	(7,431)	(5,000)	(15,426)
Other acquisition payments	—	—	—	(5,500)
Payments of acquisition liabilities	—	—	—	(1,165)
Other, net	(121)	(311)	(812)	(770)

Net cash used in investing activities	(13,042)	(22,943)	(44,462)	(51,526)
Cash flows from financing activities:
Issuances of common stock	708	731	3,919	4,299
Repurchases of common stock	(14,993)	(6,256)	(43,005)	(25,057)
Payments of contingent acquisition liabilities	—	—	(10,330)	(828)
Repayments to banks	(108,036)	(101,471)	(457,200)	(410,197)
Borrowings from banks	64,066	76,861	452,524	375,708
Payments of debt issuance costs	(5)	—	(1,297)	—
Other, net	(122)	79	(5,009)	(2,723)

Net cash used in financing activities	(58,382)	(30,056)	(60,398)	(58,798)

Effect of exchange rate changes on cash and cash equivalents	152	(150)	783	(307)

Net increase (decrease) in cash and cash equivalents	(556)	1,247	158	(604)
Cash and cash equivalents at beginning of the period	9,005	7,044	8,291	8,895

Cash and cash equivalents at end of the period	$8,449	$8,291	$8,449	$8,291

NAVIGANT CONSULTING, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands, except per share data and percentages)

(Unaudited)

This press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission. Below are the reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP). This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. Management uses these non-GAAP financial measures in addition to GAAP financial measures to assess the Company’s operations and financial results and believes they are useful indicators of operating performance and the Company’s ability to generate cash flows from operations that are available for interest, debt service, taxes and capital expenditures. Investors should recognize that these non-GAAP financial measures may not be comparable to similarly-titled measures of other companies.

EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share (2)

	For the quarter ended		For the year ended
	December 31,		December 31,
	2017	2016	2017	2016
Severance expense	$380	$1,557	$7,707	$4,433
Income tax benefit (3)	(140)	(594)	(2,975)	(1,622)

Tax-effected impact of severance expense	$240	$963	$4,732	$2,811

Other operating costs - contingent acquisition liability adjustment, net	$—	$—	$2,213	$1,330
Income tax benefit (3)	—	—	(888)	(534)

Tax-effected impact of other operating costs - contingent acquisition liability adjustment, net	$—	$—	$1,325	$796

Other operating cost (benefit) - office consolidation, net	$280	$368	$242	$542
Income tax (benefit) expense (3)	(112)	(147)	(97)	(217)

Tax-effected impact of other operating cost (benefit) - office consolidation, net	$168	$221	$145	$325

Other operating costs - deferred debt issuance costs write off	$—	$—	$145	$—
Income tax benefit (3)	—	—	(58)	—

Tax-effected impact of other operating costs - deferred debt issuance costs write off	$—	$—	$87	$—

Other operating costs - other costs	$—	$—	$1,620	$—
Income tax benefit (3)	—	—	(650)	—

Tax-effected impact of other operating costs - other costs	$—	$—	$970	$—

EBITDA reconciliation:
Net Income	$43,120	$13,504	$74,952	$58,098
Interest expense	1,254	1,236	4,970	5,235
Interest income	(109)	(31)	(345)	(141)
Other expense (income), net	430	(635)	919	(1,769)
Income tax expense	(22,070)	8,784	(4,371)	35,313
Depreciation expense	6,785	7,197	28,826	27,742
Accelerated depreciation - office consolidation (included in other operating costs - office consolidation, net)	101	—	101	33
Amortization expense	2,247	2,790	8,960	11,507

EBITDA	$31,758	$32,845	$114,012	$136,018
Severance expense	380	1,557	7,707	4,433
Other operating costs - contingent acquisition liability adjustment, net	—	—	2,213	1,330
Other operating cost (benefit) - office consolidation, net	179	368	141	509
Other operating costs - deferred debt issuance costs write off	—	—	145	—
Other operating costs - other costs	—	—	1,620	—

Adjusted EBITDA	$32,317	$34,770	$125,838	$142,290

Net income	$43,120	$13,504	$74,952	$58,098
Tax-effected impact of severance expense	240	963	4,732	2,811
Tax-effected impact of other operating costs - contingent acquisition liability adjustment, net	—	—	1,325	796
Tax-effected impact of other operating cost (benefit) - office consolidation, net	168	221	145	325
Tax-effected impact of other operating costs - deferred debt issuance costs write off	—	—	87	—
Tax-effected impact of other operating costs - other costs	—	—	970	—
Impact of 2017 Tax Cuts and Jobs Act (“Tax Reform”) (4)	(29,691)	—	(29,691)	—

Adjusted net income	$13,837	$14,688	$52,520	$62,030

Shares used in computing adjusted per diluted share data	47,223	48,618	48,226	48,813
Adjusted earnings per share	$0.29	$0.30	$1.09	$1.27

	For the quarter ended		For the year ended
Free Cash Flow (5)	December 31,		December 31,
	2017	2016	2017	2016
Net cash provided by operating activities	$70,716	$54,396	$104,235	$110,027
Changes in assets and liabilities	(36,761)	(29,493)	18,158	8,223
Allowance for doubtful accounts receivable	(1,411)	(1,809)	(7,755)	(8,815)
Purchases of property and equipment	(7,921)	(15,201)	(38,650)	(28,665)
Payments of acquisition liabilities	—	—	—	(1,165)
Payments of contingent acquisition liabilities	—	—	(10,330)	(828)

Free Cash Flow	$24,623	$7,893	$65,658	$78,777

Leverage Ratio (6)	At December 31,
	2017	2016
Adjusted EBITDA for prior twelve-month period	$125,838	$142,290
Bank debt	$132,944	$135,030
Leverage ratio	1.06	0.95

	For the quarter ended			For the year ended
Organic Growth (7)	December 31,			December 31,
	2017	2016	Growth	2017	2016	Growth
Revenues before reimbursements	$230,685	$239,671	-3.7%	$939,639	$938,746	0.1%
Pro forma acquisition adjustment	474	3,172		4,752	23,382
Currency impact	(664)	—		3,184	—

Organic RBR	$230,495	$242,843	-5.1%	$947,575	$962,128	-1.5%

Footnotes

(1)	Per share data may not sum due to rounding.
(2)	EBITDA is earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA excludes the impact of severance expense and other operating costs (benefit). Adjusted Net Income and Adjusted Earnings per Share exclude net income and per share net income impact of severance expense, other operating costs (benefit), and the benefit recognized in the fourth quarter 2017 related to the 2017 Tax Cuts and Jobs Act. Severance expense and other operating costs (benefit) are not considered to be non-recurring, infrequent or unusual to our business. Management believes that these non-GAAP financial measures provide investors with enhanced comparability of Navigant’s results of operations across periods. (3) Effective income tax expense (benefit) has been determined based on specific tax jurisdiction.
(4)	In Q4 2017, we recorded adjustments to our deferred income tax liabilities related to the impact of 2017 Tax Cuts and Jobs Act that resulted in an income tax benefit.
(5)	Free Cash Flow is calculated as net cash provided from operations excluding changes in assets and liabilities and allowance for doubtful accounts receivable less cash payments for property and equipment and deferred acquisition related payments. Free cash flow does not represent discretionary cash available for spending as it excludes certain contractual obligations such as debt repayment. However, management believes that it provides investors with an indicator of cash flows available for on-going business operations and long term value creation.
(6)	Leverage ratio is calculated as bank debt at the end of the period divided by Adjusted EBITDA for the prior twelve-month period. Management believes that leverage ratio provides investors with an indicator of the cash flows available to repay the Company’s debt obligations.
(7)	Organic growth represents revenues before reimbursements adjusted to include the impact of our acquisitions as if we owned them from the beginning of each comparable period and adjusted to exclude the impact of foreign currency exchange rate fluctuations. Management believes that organic growth reflects the growth of our existing business and is, therefore, useful in analyzing the Company’s financial condition and results of operations.